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                                       EXHIBIT 12

                                 KENTUCKY POWER COMPANY
                    Computation of Ratio of Earnings to Fixed Charges
                            (in thousands except ratio data)
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                                                                     Year Ended December 31,
                                                       --------------------------------------------------
                                                          1995       1996      1997      1998      1999
                                                          ----       ----      ----      ----      ----
Fixed Charges:
  Interest on First Mortgage Bonds . . . . . . . . .    $19,090    $14,914   $14,867   $13,936   $12,712
  Interest on Other Long-term Debt . . . . . . . . .      2,422      6,446     8,597    12,188    13,525
  Interest on Short-term Debt. . . . . . . . . . . .      2,242      2,849     3,034     2,455     2,552
  Miscellaneous Interest Charges . . . . . . . . . .        510        555       559       634       869
  Estimated Interest Element in Lease Rentals. . . .        700        800     1,700     1,500     1,200
                                                        -------    -------     -----     -----   -------
       Total Fixed Charges . . . . . . . . . . . . .    $24,964    $25,564   $28,757   $30,713   $30,858
                                                        -------    -------   -------   -------   =======

Earnings:
  Net Income . . . . . . . . . . . . . . . . . . . .    $25,128    $16,973   $20,746   $21,676   $25,430
  Plus Federal Income Taxes. . . . . . . . . . . . .      3,914      5,119     9,415     9,785    12,993
  Plus State Income Taxes. . . . . . . . . . . . . .      1,420        598     2,190     2,096     2,784
  Plus Fixed Charges (as above). . . . . . . . . . .     24,964     25,564    28,757    30,713    30,858
                                                        -------     ------    ------   -------   -------
       Total Earnings. . . . . . . . . . . . . . . .    $55,426    $48,254   $61,108   $64,270   $72,065
                                                        =======    =======   =======   =======   =======

Ratio of Earnings to Fixed Charges . . . . . . . . .       2.22       1.88      2.12      2.09      2.33
                                                           ====       ====      ====      ====      ====
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